Exhibit 99.1

Cencora Announces Samantha Hammock as Chief Human Resources Officer

Silvana Battaglia to retire after distinguished 7-year tenure

CONSHOHOCKEN, PA, June 15, 2026 — Cencora, Inc. (NYSE: COR) today announced that Silvana Battaglia, Executive Vice President and Chief Human Resources Officer (CHRO), has announced she will retire from the company following a distinguished seven-year tenure. She will be succeeded by Samantha (Sam) Hammock, who will join Cencora as Executive Vice President and CHRO, effective July 13, 2026.

“During her seven years of leadership, Silvana has made critical, lasting contributions to Cencora during a time of significant growth,” said Robert P. Mauch, President and Chief Executive Officer of Cencora. “Her global vision strengthened our culture and championed meaningful progress in how we invest in and care for our team members. We wish her all the best in her retirement.”

“I am incredibly proud of what our HR team has accomplished over the past seven years — building a world-class employee experience for more than 51,000 team members,” said Ms. Battaglia. “I will leave knowing that our team members have the tools and resources they need to support Cencora’s success in the years ahead.” Ms. Battaglia will transition to a special advisor role for Cencora, effective July 13, 2026, and will work closely with Ms. Hammock through the end of the calendar year to ensure a successful transition.

In her role as CHRO, Ms. Hammock will report to CEO Bob Mauch as a member of the Company’s enterprise leadership team and be responsible for setting and implementing Cencora’s global human resources strategy. Mr. Mauch added, “We are excited to welcome Sam to Cencora. Sam’s experience leading human resources strategy at scale with technology-forward thinking and building high-performing teams make her a valuable addition to our team as we continue advancing our growth priorities and our purpose.”

“I am honored to join Cencora, a company whose purpose of creating healthier futures is reflected every day through its critical role at the center of the global pharmaceutical supply chain,” said Ms. Hammock. “Great organizations are built by great people. I look forward to working with Bob and the leadership team to advance Cencora’s workforce transformation, strengthen its culture and empower team members to grow, thrive and help shape the company’s future.”

Ms. Hammock joins Cencora from Verizon Communications, where she most recently served as Executive Vice President and Chief Human Resources Officer. Prior to Verizon, she held various executive roles across HR at American Express, including serving as their Head of Global Talent and Learning.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #10 on the Fortune 500 and #17 on the Global Fortune 500 with more than $300 billion in annual revenue. Learn more at investor.cencora.com

Contact:

Investors:

Melissa O’Brien

Vice President, Investor Relations

Melissa.Obrien@cencora.com

Media:

Mike Iorfino

Director, Public Relations

Mike.Iorfino@cencora.com